Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-3 of EUDA Health Holdings Limited. (the “Company”) of our report dated October 10, 2024, with respect to our audit of the consolidated financial statements of Fortress Cove Limited as at December 31, 2023, and for the period from inception from November 2, 2023 to December 31, 2023 which appear in the Company’s current report on Form 6-K filed on October 10, 2024 and incorporated on this Form F-3 by reference.

We also consent to the reference to our Firm under the caption “Experts” appearing in this Registration Statement.

/s/ J&S Associate PLT
Kuala Lumpur, Malaysia
October 18, 2024